Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Appointment of New Director to Board of Directors
INDIANA, PENNSYLVANIA, August 10, 2005 – Superior Well Services, Inc. (NASDAQ: SWSI) announced today the appointment of Anthony J. Mendicino to the board of directors. Mr. Mendicino, 57, has also been named to the audit committee of the board of directors and will serve as chairman of that committee. The board of directors has determined that Mr. Mendicino satisfies the independence standards of The Nasdaq National Market and the Securities and Exchange Commission.
Mr. Mendicino is Senior Vice President — Finance and Chief Financial Officer of UGI Corporation and has served in that capacity since December 2002. He previously served as Vice President — Finance and Chief Financial Officer of UGI Corporation from September 1998 to December 2002. Mr. Mendicino also was Senior Vice President and Chief Financial Officer and a director from 1987 to 1996 of UTI Energy Corp., a diversified oil field service company.
Mr. Mendicino holds a BS degree in civil engineering from Lehigh University and an MBA from the Wharton School of the University of Pennsylvania.
Superior Well Services, Inc. is a growing oilfield services company operating in many of the major oil and natural gas producing regions of the United States.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings.
SOURCE: Superior Well Services, Inc.